Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated March 4, 2011, relating to the consolidated financial statements of Zoran Corporation and its subsidiaries (collectively the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Zoran Corporation for the year ended December 31, 2010 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte and Touche LLP

San Jose, California

July 6, 2011